CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated May 19, 2025, and each included in this Post-Effective Amendment No. 139 to the Registration Statement (Form N-1A, File No. 003-70958) of Touchstone Funds Group Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated November 20, 2024, with respect to the financial statements and financial highlights of Touchstone Ares Credit Opportunities Fund (the “Fund”) (one of the funds constituting Touchstone Funds Group Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended September 30, 2024, into this Registration Statement filed with the Securities and Exchange Commission.

Cincinnati, Ohio
May 19, 2025